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                                                                    Exhibit 99.1

                                    ATA INC.

                                CODE OF CONDUCT

1. PURPOSE OF CODE OF CONDUCT. We believe that ATA Inc. (together with its subsidiaries and consolidated PRC entities, the "COMPANY") enjoys a reputation of which we can be proud, and one that reflects our goals and the manner in which we work to achieve them. As a Company employee, you will be expected to know and comply with law and Company policies. The purpose of this Code of Conduct (this "CODE") is to provide a summary of certain of the Company's key policies and procedures, and is just one element of our overall effort to ensure lawful and ethical conduct. Simply restating these policies and procedures, however, does not lead inevitably to ethical conduct. You -- the employee -- must continue to understand, support and comply with these policies and procedures to help enable us to achieve our business objectives. If you ever have any doubts as to whether certain conduct may violate this Code or any other policies or procedures of the Company, you should always feel free to discuss the situation with your immediate supervisor, the director of Human Resources or the Company's general counsel. Regardless of information provided by the Company, however, you are expected to know and follow the law as it relates to you as an employee and citizen. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, you should adhere to these higher standards.

2. APPLICABILITY. This Code applies to all of the directors, officers, employees and advisors of the Company, whether they work on a full-time, part-time consultative, or temporary basis (each an "EMPLOYEE" and collectively, the "EMPLOYEES"). We have a separate Code of Ethics For Senior Executive and Financial Advisors, which also applies to the Company's chief executive officer, president, chief financial officer, vice presidents, general counsel, chief accounting officer and financial controller (or any persons performing similar functions for the Company).

     The Board of Directors of the Company (the "BOARD") has appointed Kevin Xaiofeng Ma, as the compliance officer for the Company. If you have any questions regarding the Code or would like to report any violation of the Code, please contact the compliance officer at 6518-1122 (ext. 5101) or maxiaofeng@ata.net.cn.

     This Code was adopted by the Board on January 7, 2008 and will become effective immediately upon completion of the Company's initial public offering of ordinary shares in the U.S.

3. CONFLICTS OF INTEREST. A conflict of interest occurs when an employee's interest interferes, or appears to interfere, in any way with the interests of the Company as a whole. All employees of the Company must be wary of any investment, business interest or other association that interferes -- or even appears to interfere -- with their objective ability to act in the best interests of the Company. A conflict of interest arises when an employee's judgment in acting on behalf of the Company may be influenced by an actual or potential personal benefit of any kind. The benefits may be direct or indirect, may or may not be

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     financial in nature, and could exist through family connections, personal associations or otherwise.

     It is not possible to describe all the circumstances where conflicts of interest may exist, but the following examples provide some activities that should raise a "red flag":

     (a)  Competing with, or helping others to compete with, the Company.

     (b) Using corporate property, information or position within the Company to secure a business opportunity that would otherwise be available to the Company.

     (c) Accepting material gifts, payment or services from those doing or seeking to do business with the Company.

     (d) Owning a substantial interest in a company that is a competitor, customer or supplier of the Company, or directing Company business to a company in which a Company employee has a substantial interest (except that an ownership interest of less than two (2) percent in such a company, where the employee has no influence on the management of that company and his interest is not so significant that it would affect his employment duties on behalf of the Company, is not prohibited).

     (e) Obtaining loans or guarantees of personal obligations from, or entering into any other personal financial transactions with, any company that is a material customer, supplier or competitor of the Company, unless it is an arms-length transactions with a recognized bank or other financial institution.

     (f) Serving on a board of directors or trustees or on a committee of any entity (whether for-profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company.

     (g) Actions of family members outside the workplace that may give rise to one of the concerns described above because they may influence an employee's objectivity in making decisions on behalf of the Company.

     The Company requires that employees fully disclose any situations that reasonably could be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it immediately to the Company's director of Human Resources, who will be responsible for contacting the Company's chief executive officer for appropriate guidance.

4. FINANCIAL MATTERS AND DISCLOSURE. The Company is a publicly traded company in the United States. As such, we rely on the public securities markets for capital to fund many of our activities. Public investors rely upon the quality and integrity of our financial reports and press releases and, accordingly, we are subject to a number of laws and regulations addressing the accuracy and completeness of our public reports and releases filed with the United States Securities and Exchange Commission (the "SEC"). Our Disclosure Controls and Procedures and Internal Financial Controls are outlined in a

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     separate guideline, a copy of which has been provided or made available to you. These Disclosure Controls and Procedures and Internal Financial Controls are overseen and monitored by the members of our Disclosure Committee. These requirements extend to all of our employees, however. You must help to ensure that the Company maintains and reports its financial and non-financial information accurately and properly.

     (a) FINANCIAL STATEMENTS. Knowingly misrepresenting facts related to preparing financial statements, financial data or other Company records is strictly prohibited by Company policy and the law. In that regard, you must not:

          (i) make or approve, or direct another person to make, materially false or misleading entries in the financial statements or records of the Company;

          (ii) fail to correct any financial statements or records of the Company that are materially false or misleading when you have the authority to make such corrections or fail to notify your immediate supervisor of necessary corrections where you do not have the authority to make such corrections; or

          (iii)sign, or permit or direct another to sign, a document that contains materially false or misleading information or that omits material information necessary to prevent the document, in light of the circumstances at the time, from being misleading.

     If you are or become aware of any such prohibited act, you must promptly notify your immediate supervisor.

     (b) PERIODIC REPORTS AND OTHER DISCLOSURE DOCUMENTS. We are committed to providing full, fair, accurate, timely and understandable disclosure in periodic reports ("PERIODIC REPORTS") we file with, or furnish to, the SEC and in all other disclosure documents we file with, or furnish to, the SEC or provide to the Company's investors or prospective investors ("DISCLOSURE DOCUMENTS"). If you help prepare, review, file or distribute the Company's Periodic Reports or Disclosure Documents, or collect and submit financial and non-financial data for inclusion in such reports or documents, you must:

          (i) promptly notify appropriate management personnel of all material information relating to the Company, particularly during periods in which any such report or document is being prepared;

          (ii) carefully review the information (including, as applicable, footnote disclosure, selected financial data, and Management's Discussion and Analysis of Financial Condition and Results of Operation) contained in drafts of any Periodic Reports or Disclosure Document submitted to you for review;

          (iii)if you believe the information included in such report or document does not fairly present in all material respects the business, financial condition, results of operations and cash flows of the Company, you should promptly

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               notify appropriate management personnel (or follow the reporting alternatives under Section 5) of any issues, concerns or significant deficiencies in the financial and non-financial disclosure contained in any draft Periodic Report or Disclosure Document;

          (iv) promptly notify appropriate management personnel (or follow the reporting alternatives under Section 5) if you become aware of
               (a) any significant deficiencies in the design or operation of the Company's internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data and information, and (b) any fraud, whether or not material, that involves management or other Company employees who have a significant role in the Company's financial reporting or internal controls; and

          (v) review our Disclosure Controls and Procedures and Internal Financial Controls frequently to ensure adequate understanding of your obligations to the Company regarding reporting of material financial or legal matters.

     (c) DEALINGS WITH EXTERNAL AUDITORS AND INTERNAL AUDIT STAFF. Our personnel who communicate with our external auditors and internal audit staff must adhere to the following guidelines:

          (i) You should be candid and forthright in all dealings with the Company's external auditors or internal audit staff, and you must not knowingly misrepresent facts or knowingly fail to disclose material facts.

          (ii) You must not take, or direct any other person to take, any action to fraudulently influence, coerce, manipulate, or mislead any auditor engaged in the performance of an audit of the Company's financial statements.

          (iii)You must not make false or misleading statements to an accountant or auditor in connection with any audit or other examination or review of the Company's financial statements.

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     (d)  STEPS TO TAKE IF YOU DISAGREE WITH OR QUESTION FINANCIAL STATEMENTS OR
          REPORTING, OR OTHERWISE BECOME AWARE OF A PROHIBITED ACT. If you have a disagreement or dispute with your superiors relating to the Company's financial statements or the way transactions are recorded in the Company's books, or if you otherwise become aware of a prohibited act, you should take appropriate steps to ensure that the situation is resolved properly. You should make your concerns known to the appropriate higher level(s) of management within the Company (or follow the reporting alternatives under Section 5). You should also document your understanding of the facts, the issues involved, and the parties with whom these matters were discussed. If you are an attorney, you may be subject to additional ethical and legal responsibilities with respect to reporting such matters, and you should follow the procedures defined by the Company's legal department with respect to such matters.

     If you have any questions regarding our Disclosure Control and Procedures and Internal Financial Controls, you should contact the chairman of our Disclosure Committee.

5. COMPLAINT PROCEDURES AND ENFORCEMENT. It is the policy of the Company to treat complaints about accounting, internal accounting controls, auditing matters, deceptive financial practices or Code violations ("COMPLAINTS") seriously and expeditiously.

     Employees are encouraged to submit Complaints, including without limitation, reports or suspicions about the following:

     (a) fraud against investors, securities fraud, mail or wire fraud, bank fraud, or fraudulent statements to the SEC or members of the investing public;

     (b) violations of SEC rules and regulations applicable to the Company and related to accounting, internal accounting controls and auditing matters;

     (c) any violation of the anti-bribery provisions of the U.S. Foreign Corrupt Practices Act, as amended;

     (d) intentional error or fraud in the preparation, review or audit of any financial statement of the Company;

     (e) significant deficiencies in or intentional noncompliance with the Company's internal accounting and reporting controls;

     (f)  other violations of the Code.

     If requested by the employee, the Company will protect the confidentiality and anonymity of the employee to the fullest extent possible, consistent with the need to conduct an adequate review. Vendors, customers, business partners and other parties external to the Company will also be given the opportunity to submit Complaints; however, the Company is not obligated to keep Complaints from non-employees confidential or to maintain the anonymity of non-employees, but will consider doing so if requested by the reporting person.

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     The procedures governing Complaints (the "COMPLAINT PROCEDURES") are set forth in Annex A, and have been adopted by the Audit Committee of the Board, in accordance with the requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and Section 10A(m)(4) of the United States Securities Exchange Act, as amended, and Rule 10A-3(b)(3) made under that Act, as well as the Company's listing requirements under the Nasdaq Stock Market listing rules.

     The Company intends to enforce the provisions of this Code in a consistent manner, regardless of the status of the employee at the Company. An employee who is unsure of whether a situation violates this Code may discuss the situation with the director of human resources or the chief executive officer to prevent possible misunderstandings and embarrassment at a later date. Complaints will be reviewed under Audit Committee direction or such other persons as the Audit Committee determines to be appropriate.

     The Company wishes to encourage employees to report questionable behavior, and the Company will, therefore, not tolerate any retaliatory actions toward employees that have made reports in good faith.

6. COMPLIANCE WITH LAW AND THIS CODE, REPORTING OF VIOLATIONS AND ACCOUNTABILITY. You are expected to comply with both the letter and spirit of all applicable laws, rules and regulations and this Code, and to promptly report any suspected violations of applicable laws, rules and regulations or this Code to the chief executive officer, or in accordance with the procedures set forth in Annex A. No one will be subject to retaliation because of a good faith report of a suspected violation. If you fail to comply with this Code or any applicable laws, rules or regulations, you may be subject to disciplinary measures, up to and including termination of your employment.

7. AMENDMENTS AND WAIVERS. Amendments to this Code must be in writing and approved by the Board of Directors. Any exception from or waiver of the specific policies set forth in this Code for employees will only be granted in extraordinary circumstances and must have the written approval of the Board of Directors, our chief executive officer or other persons designated by the Board of Directors. In addition, any exception from or waiver of this Code for executive officers or directors may be made only by our Board of Directors and will be disclosed to the public (along with the reasons for the waiver), in each case, as required by law or the rules of the Nasdaq Stock Market.

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ANNEX A

COMPLAINT PROCEDURES

Receipt of Complaints

1. Telephone Hotline: Any person with a Complaint can call [PHONE NUMBER] to submit his or her Complaint. Employees who call this number may, but need not, leave their name, telephone number, email address or other personal information and the investigation that follows from any employee call will be conducted in a manner that protects the confidentiality and anonymity of the employee making the call to the fullest extent possible, consistent with the need to conduct an adequate review. The intake phone call will be received by a member of the Audit Committee designated to receive hotline calls. Among other things, the following information should be given to the person receiving the call:

     - If an employee, the division of the Company in which the caller works and, if a non-employee, where such person is employed or such person's relationship to the Company;

     -    Any relevant information concerning the allegations; and

     - Name, telephone number and or email address of the caller (unless an employee decides to remain anonymous).

     The information from the call will be documented in a format acceptable to the Company and the Audit Committee and shall include at a minimum a written description of the information received concerning the Complaint allegations.

2. Written Complaints: Any person may submit a written Complaint to the chairman of the Audit Committee at either [E-MAIL ADDRESS] or to the following address: [MAILING ADDRESS]. Employees submitting this information may, but need not, provide their name, telephone number, email address or other personal information and the investigation that follows from a Complaint from an employee will be conducted in a manner that protects the confidentiality and anonymity of the employee submitting the Complaint to the fullest extent possible, consistent with the need to conduct an adequate review.


Treatment of Complaints

3. A Complaint made under these procedures will be directed to the full Audit Committee or other designated management personnel who will report directly to the Audit Committee on such matters.

4. The Audit Committee will review the Complaint, and may investigate such Complaint itself or may assign another employee, outside counsel, advisor, expert or third-party service provider to investigate, or assist in investigating the Complaint. The Audit Committee may direct that any individual assigned to investigate a Complaint to work at the direction of or in conjunction with the Audit Committee or any other person in the course of the investigation.

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5.   Unless otherwise directed by the Audit Committee, the person assigned to investigate will conduct an investigation of the Complaint and report his or her findings or recommendations to the Audit Committee. If the investigator is in a position to recommend appropriate disciplinary or corrective action, the investigator also may recommend disciplinary or corrective action.

6. If determined to be necessary by the Audit Committee, the Company will provide for appropriate funding, as determined by the Audit Committee, to obtain and pay for additional resources that may be necessary to conduct the investigation, including without limitation, retaining outside counsel and/or expert witnesses.

7. At least once each calendar quarter and whenever else deemed necessary, the Audit Committee will submit a report to the Board that summarizes any new Complaint made within the last 3 months and any outstanding Complaints that remain unresolved and shows specifically: (a) the complainant (unless anonymous, in which case the report will so indicate), (b) a description of the substance of the Complaint, (c) the status of the investigation, (d) any conclusions reached by the investigator, and (e) findings and recommendations.

8. At any time with regard to any Complaint, the Audit Committee may specify a different procedure for investigating and treating such a Complaint, such as when the Complaint concerns pending litigation.


Access to Reports and Records and Disclosure of Investigation Results

     All reports and records associated with Complaints are considered confidential information and access will be restricted to members of the Audit Committee, the Company's legal department, employees or outside counsel involved in investigating a Complaint as contemplated by these procedures. Access to reports and records may be granted to other parties at the discretion of the Audit Committee.

     Complaints and any resulting investigations, reports or resulting actions will generally not be disclosed to the public except as required by any legal requirements or regulations or by any corporate policy in place at the time.


Retention of Records

     All Complaints and documents relating to such Complaints made through the procedures outlined above will be retained for at least five years from the date of the Complaint, after which the information may be destroyed unless the information may be relevant to any pending or potential litigation, inquiry, or investigation, in which case the information may not be destroyed and must be retained for the duration of that litigation, inquiry, or investigation and thereafter as necessary.

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Third party contractors

     In the event that the Company contracts with a third party to handle Complaints or any part of the complaint process, the third party will comply with these policies and procedures.

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